EXHIBIT 99.1

[QUICKSILVER LOGO]

INVESTOR RELATIONS:	MEDIA RELATIONS:
Quicksilver Resources	Ward Creative Communications
John Gremillion	Mickey Gentry (713) 869-0707
(817) 665-4834	Shelley Eastland (713) 468-5304

FOR IMMEDIATE RELEASE

November 10, 2003

Quicksilver Resources Announces Third Quarter 2003 Results

Company Ahead of Coal Bed Methane Production Target

FORT WORTH, TEXAS (November 10, 2003) – Quicksilver Resources Inc. (NYSE: KWK) today reported third quarter 2003 net income of $5.2 million, on revenues of $33.5 million, or 23 cents per diluted share. The company’s comparative third quarter 2002 net income was $3.6 million, 18 cents per diluted share, on revenues of $30.3 million.

Net income for the first nine months of 2003 was $12.8 million on revenue of $104.1 million, or 58 cents per diluted share, before a one-time charge related to the cumulative effect of implementing an accounting change, which reduced net income by $2.3 million, or 11 cents per diluted share. This compares to first nine months 2002 net income of $9.5 million on revenue of $90.2 million or 47 cents per diluted share. For the nine-month period ended September 2003, net cash from operating activities, as presented in the attached Condensed Consolidated Statements of Cash Flows, was $41.7 million, as compared to $23.8 million for the same period in 2002.

Production

Natural gas production for the third quarter of 2003 was 8.5 billion cubic feet (Bcf), or 93 million cubic feet per day (MMcf/d), versus 8.4 Bcf for the same period in 2002. The price realized for the company’s gas production in the third quarter of 2003 averaged $3.27 per thousand cubic feet (Mcf) compared to $2.72 per Mcf received in the same period of 2002. Natural gas, including natural gas liquids, comprised 88 percent of the company’s total production in the third quarter of 2003.

Crude oil production for the 2003 third quarter was 192,000 barrels, or 2,088 barrels per day as compared to 220,000 barrels of production in the third quarter of 2002. Oil prices realized for the third quarter of 2003 averaged $23.33 per barrel versus $24.15 for the prior year third quarter.

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Quicksilver third quarter results – page 2/7

Natural gas liquids production for the third quarter 2003 was 34,000 barrels versus 49,000 barrels in the third quarter of 2002. The price realized for natural gas liquids averaged $18.15 in the third quarter of 2003 compared to the average $15.77 realized in the third quarter of 2002.

Operations Update

Canadian net gas sales in November have increased to 15 MMcf/d with significant production additions in the third quarter from the Beiseker and Gayford coal bed methane (CBM) developments in the Palliser area of Southern Alberta. This production is primarily from the Horseshoe Canyon coals and other gas-bearing zones within the Edmonton group and the Belly River formations. One hundred thirty-eight wells have been drilled year-to-date and drilling operations are ongoing to drill 186 total wells by year-end. This target is higher than the company’s earlier estimate of 176 wells due to the success of its CBM testing program.

Numerous production test wells throughout the company’s Edmonton group acreage have exhibited the same type of “dry” gas production that has been encountered in the Palliser area. As a result, Quicksilver plans to initiate five new developments in the Edmonton group formations north of the Palliser area in 2004. The company also plans to complete its first round of development drilling in the Beiseker and Gayford areas in 2004. In addition, the company is adding inter-bedded gas bearing sandstones to the CBM completions in certain areas to enhance production rates and reserves. Collectively, the company’s producing wells have established “dry” Horseshoe Canyon CBM production across a geographic area of approximately 125 miles by 40 miles. The company has an extensive acreage position available for development within this area and plans more than 300 CBM wells here in 2004.

The company’s 12-mile Cardinal Pipeline was placed into service at the end of September. The Cardinal Pipeline connects Quicksilver’s Indiana production into the interstate pipeline market. Including sales to a local end-user, the company is now selling more than five MMcf/d out of this New Albany shale production area. Eighty-two of 85 wells planned for the year have been drilled with tie-ins continuing through year-end. In addition to the remaining three budgeted wells to be drilled this year, the company plans to drill approximately 20 additional wells this year in the project. Additional well tie-ins and continued dewatering of existing wells should put the company on its planned production rate of 10 MMcf/d by year-end.

In the Michigan Antrim shale production area, the company has drilled or participated in the drilling of 62 gross (48 net) wells. The budgeted 56 net Michigan Antrim shale wells should be completed by year-end.

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Quicksilver third quarter results – page 3/7

Glenn Darden, Quicksilver’s president and chief executive officer commented on the third quarter results.

“With current production of 15 million cubic feet a day in Canada, we are ahead of our previously announced projections for our Canadian coal bed methane development. We will continue to add production in Canada before we close out the year,” he said. “In spite of third-party plant outages in Michigan, we were able to meet Wall Street’s earnings expectations. With Michigan now back on full production and gas volumes increasing in our two very active developments in Canada and Indiana/Kentucky, Quicksilver is poised for significant production and reserve growth in 2004.”

Conference Call

Quicksilver has scheduled a conference call for Tuesday, November 11, 2003 at 10 a. m. CST, to discuss the third quarter results. Those wishing to participate should call 800-982-3472 (703-871-3022, if applicable) by 9:55 a. m. CST. A digital replay of the conference call will be available at 2 p.m. CST the same day, and will remain available for one week. Interested parties should call 888-266-2081 (703-925-2533, if applicable) and provide access code 282100.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources, named for the second consecutive year to Fortune Magazine’s list of America’s fastest-growing companies, is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana; and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

FINANCIAL HIGHLIGHTS FOLLOW

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Quicksilver third quarter results – page 4/7

QUICKSILVER RESOURCES INC.

Unaudited Selected Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Production:
Natural gas (MMcf)	8,514	8,404	25,243	24,268
Oil (MBbls)	192	220	619	692
NGL (MBbls)	34	49	96	109
Total (MMcfe)	9,872	10,017	29,533	29,076

Average Daily Production:
Natural gas (Mcf)	92,538	91,348	92,464	88,894
Oil (Bbl)	2,088	2,387	2,269	2,536
NGL (Bbl)	372	534	350	399
Total (Mcfe)	107,304	108,878	108,180	106,505

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$4.21	$2.92	$4.62	$2.79
Oil (per Bbl)	$25.81	$24.33	$26.87	$21.20
NGL (per Bbl)	$18.15	$15.77	$21.91	$14.63
Total (per Mcfe)	$4.20	$3.06	$4.58	$2.89

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$3.27	$2.72	$3.38	$2.67
Oil (per Bbl)	$23.33	$24.15	$24.20	$21.14
NGL (per Bbl)	$18.15	$15.77	$21.91	$14.63
Total (per Mcfe)	$3.34	$2.89	$3.47	$2.79

Expense per Mcfe:
Production cost	$1.06	$0.82	$1.08	$0.94
Production taxes	$0.19	$0.14	$0.22	$0.14
General and administrative expenses	$0.18	$0.16	$0.20	$0.20
Depletion, depreciation and accretion	$0.80	$0.78	$0.78	$0.78

Quicksilver third quarter results – page 5/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data – Unaudited

	September 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$10,359	$9,116
Accounts receivable	22,018	21,075
Current deferred income taxes	10,064	9,045
Inventories and other current assets	7,715	5,540

Total current assets	50,156	44,776

Investments in and advances to equity affiliates	10,173	10,219

Properties, plant and equipment – net (“full cost”)	567,752	470,078

Other assets	4,153	4,465

	$632,234	$529,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$311	$951
Accounts payable	16,895	14,931
Accrued derivative obligations	29,531	26,362
Accrued liabilities	24,477	26,210

Total current liabilities	71,214	68,454

Long-term debt	234,640	248,493

Derivative obligations	13,718	26,387

Asset retirement obligations	13,832	234

Deferred income taxes	66,465	57,065

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 27,303,631 and 23,663,447 shares issued, respectively	273	237
Paid in capital in excess of par value	194,395	114,113
Treasury stock of 2,578,904 and 2,570,502 shares, respectively	(10,299)	(10,099)
Accumulated other comprehensive income	(21,281)	(34,170)
Retained earnings	69,277	58,824

	232,365	128,905

	$632,234	$529,538

Quicksilver third quarter results – page 6/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data – Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Oil, gas and related product sales	$32,941	$28,959	$102,485	$81,078
Other revenue	572	1,348	1,639	9,128

Total revenues	33,513	30,307	104,124	90,206
Expenses
Oil and gas production costs	12,376	9,608	38,406	31,213
Other operating costs	220	407	1,002	1,050
Depletion, depreciation and accretion	7,912	7,805	23,094	22,611
General and administrative	1,802	1,578	6,008	5,934

Total expenses	22,310	19,398	68,510	60,808

Income from equity affiliates	456	136	1,109	107

Operating income	11,659	11,045	36,723	29,505

Other (income) expense-net	(65)	81	(52)	(367)
Interest expense	3,566	5,188	16,693	15,026

Income before income taxes and cumulative effect of change in accounting principle	8,158	5,776	20,082	14,846
Income tax expense	2,929	2,136	7,332	5,344

Net income before cumulative effect of change in accounting principle	5,229	3,640	12,750	9,502
Cumulative effect of change in accounting principle, net of tax	—	—	2,297	—

Net income	$5,229	$3,640	$10,453	$9,502

Basic net income per common share:
Net income before cumulative effect of accounting change	$0.23	$0.18	$0.59	$0.48
Cumulative effect of accounting change, net of tax	—	—	(0.11)	—

Net income	$0.23	$0.18	$0.48	$0.48

Diluted net income per common share:
Net income before cumulative effect of accounting change	$0.23	$0.18	$0.58	$0.47
Cumulative effect of accounting change, net of tax	—	—	(0.11)	—

Net income	$0.23	$0.18	$0.47	$0.47

Weighted average common shares outstanding
Basic	22,547	19,894	21,610	19,598
Diluted	22,965	20,411	22,063	20,197

Quicksilver third quarter results – page 7/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands – Unaudited

	For the Nine Months Ended September 30,
	2003	2002
Operating activities:
Net income	$10,453	$9,502
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	2,297	—
Depletion, depreciation and accretion	23,094	22,611
Deferred income taxes	7,143	5,295
Recognition of unearned revenues	507	(4,561)
Income from equity affiliates	(1,109)	(107)
Non-cash gain from hedging activities	(963)	(149)
Amortization of deferred loan costs	2,328	1,228
Other	54	418
Changes in assets and liabilities
Accounts receivable	52	2,142
Inventory, prepaid expenses and other	(916)	(1,303)
Accounts payable	2,060	(1,647)
Accrued liabilities and other	(3,303)	(9,653)

Net cash from operating activities	41,697	23,776

Investing activities:
Development and exploration costs and other property additions	(104,686)	(32,164)
Purchase of Voyager Compression Services assets	(684)	—
Distributions and advances from equity affiliates – net	378	2,842
Proceeds from sale of assets	105	1,263

Net cash used for investing activities	(104,887)	(28,059)

Financing activities:
Notes payable, bank proceeds	99,000	7,000
Principal payments on long-term debt	(113,042)	(14,481)
Deferred financing costs	(1,420)	(1,362)
Issuance of common stock, net of issuance costs	79,895	16,812
Payments to acquire common stock	—	(189)

Net cash from financing activities	64,433	7,780

Net increase in cash and cash equivalents	1,243	3,497

Cash and cash equivalents at beginning of period	9,116	8,726

Cash and cash equivalents at end of period	$10,359	$12,223